EXHIBIT 10.12
MAXIMUS, INC.

2021 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD NOTICE

You have been awarded Restricted Stock Units (“RSU”) pursuant to the terms and conditions of the MAXIMUS, Inc. 2021 Omnibus Incentive Plan (as amended from time to time, the “Plan”) and the attached Restricted Stock Unit Award Agreement (together with this Award Notice, the “Agreement”). Capitalized terms not defined herein shall have the meanings specified in the Plan or the Agreement.

Participant:	[___________________________________]
Grant Date:	[___________] (the “Grant Date”)
RSUs:	[___________] RSUs Each RSU represents the right to receive one share of Common Stock upon vesting.
Vesting Dates:	The RSUs shall vest in equal XXX installments on September 30th of 20XX, 20XX and 20XX (the “Vesting Date”), subject to acceleration in case of certain qualifying termination events.

MAXIMUS, INC.

By: _________________________
Name:
Title:

Acknowledgment, Acceptance and Agreement:
By electronically signing below and returning this Award Notice to MAXIMUS, Inc., I hereby acknowledge receipt of the Agreement and the Plan, accept the Award granted to me and agree to be bound by the terms and conditions of this Award Notice, the Agreement and the Plan.1

______________________________
Participant
Name: ________________________
Date

1 To the extent that the Company has established, either itself or through a third-party plan administrator, the ability to accept this award electronically, such acceptance shall constitute the Participant's signature hereto.

MAXIMUS, INC.

2021 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
Pursuant to the provisions of the MAXIMUS, Inc. 2021 Omnibus Incentive Plan (as amended from time to time, the “Plan”), MAXIMUS, Inc., a Virginia corporation (the “Company”), hereby grants to the Participant named in the Restricted Stock Unit Award Notice attached hereto, Restricted Stock Units (“RSUs”) with respect to the number of shares of the Company’s Common Stock set forth in the Restricted Stock Unit Award Notice, upon and subject to the restrictions, terms and conditions set forth in the Plan and this agreement (the “Agreement”).
Capitalized terms not defined herein shall have the meanings specified in the the Restricted Stock Unit Award Notice, or if not defined therein, the Plan.
1.Award Subject to Acceptance of Agreement. This Award shall be null and void unless the Participant accepts this Agreement by executing the Award Notice in the space provided therefor and returning an original execution copy of the Award Notice to the Company (or electronically accepting this Agreement within the Participant’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect).
2.Rights as a Stockholder. The Participant shall not have the right to vote the shares of Common Stock subject to the RSUs unless and until the RSUs are vested pursuant to Section 3 hereof and the Participant becomes a stockholder of record with respect to such Shares. As of any date that the Company pays an ordinary cash dividend on its Shares, the Company will increase the applicable number of outstanding and unvested RSUs by the number of shares that represent a value equal to the per share cash dividend paid by the Company on its shares of Common Stock multiplied by the number of outstanding and unvested RSUs as of the related dividend payment date (collectively, "Dividend Equivalent Shares"). Any such Dividend Equivalent Shares shall be subject to the same vesting, forfeiture, payment, termination and other terms, conditions and restrictions as the original RSUs to which they relate.
3.Vesting.
3.1     Vesting Conditions. Except as otherwise provided in Section 3.2 below, the earned RSUs (if any) shall vest on the Vesting Date(s) set forth in the Restricted Stock Unit Award Notice, provided the Participant remains in continuous employment or service with the Company or an Affiliate through the applicable Vesting Date(s). The period of time prior to the applicable Vesting Date shall be referred to herein as the “Vesting Period.” As promptly as possible following the Vesting Date, the Company will deliver to the Participant (either in certificated form or via book entry) the applicable number of Shares (or, in exceptional circumstances as determined by the Committee, the cash Fair Market Value equivalent thereof) corresponding to the vested RSUs
3.2    Termination of Employment.
(a)    Termination due to Retirement. If the Participant’s employment with the Company terminates during the Vesting Period and prior to a Change in Control by reason of Retirement, the RSUs will remain outstanding and eligible to continue to vest in accordance with Section 3.1, provided that the Participant has continuously complied with the applicable Restrictive Covenants.
(b)    Termination due to Death or Disability. If the Participant’s employment with the Company terminates during the Vesting Period and prior to a Change in Control by reason of the Participant’s death or a termination by the Company due to Disability, the RSUs shall become fully vested as of the termination date
3.3    Change in Control.
(a)Accelerated Vesting if Awards not Assumed. In the event of a Change in Control, if the successor company does not equitably assume, continue or substitute the RSUs, such RSUs shall become fully vested as of the date of the Change in Control and the Participant shall be eligible to receive (at the same time and in the same form) the equivalent per share consideration offered to common shareholders generally.
(b)“Double-Trigger” Vesting for Assumed Awards To the extent the successor company equitably assumes, continues or substitutes the RSUs (the “Converted RSUs”), such Converted RSUs shall continue to vest in accordance with Section 3.1; provided, however, if during the Change in Control Protection Period, the Participant’s employment is terminated by the Company or an Affiliate (or the successor company or a subsidiary or affiliate thereof) involuntarily without Cause or voluntarily by the Participant for Good Reason, any outstanding Converted RSUs shall become fully vested as of the termination date.

(c)Certain Conditions for Equitable Assumption. For purposes of this Section 3.3, for the Converted RSUs to be considered “equitably assumed, continued or substituted” by the successor company, the Committee must determine prior to the Change in Control that the assumed, continuing or substituted award satisfies the following requirements: (i) is based on stock of the successor company that is traded on an established U.S. securities market or an established securities market outside the United Stated upon which the Participant can readily trade the stock without administrative burdens or complexities; (ii) provides the Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under the original RSUs; and (iii) have substantially equivalent value (determined at the time of the Change in Control).
3.4    Certain Definitions.
(a)Cause. For purposes of this Agreement, “Cause” shall have the definition specified in the Plan.
(b)Change in Control. For purposes of this Agreement, “Change in Control” shall have the definition specified in the Plan.
(c)Change in Control Protection Period. For purposes of this Agreement, “Change in Control Protection Period” means (i) for a Participant who is a covered participant in the Company’s Income Continuity Plan (or its successor) as of the employment termination date, the applicable protection period for a severance qualifying termination as specified therein and (ii) for all other Participants, the 24-month period following a Change in Control.
(d)Disability. For purposes of this Agreement, “Disability” shall have definition specified in the Plan.
(e)Good Reason. For purposes of this Agreement, “Good Reason” shall have the definition specified in the Company’s Income Continuity Plan (or its successor), and only to the extent Participant is a covered participant in the Income Continuity Plan (or its successor) as of the employment termination date.
(f)Restrictive Covenant. For purposes of this Agreement, “Restrictive Covenant” shall mean any non-competition, non-solicitation, confidentiality or protection of trade secrets (or similar provision regarding intellectual property) covenant by which Participant is bound under any agreement between Participant and the Company and its Subsidiaries. To the extent the Participant is not subject to a separate Restrictive Covenant agreement, or not an employee of the United States of America, the restrictive covenants are set forth in Appendix A shall apply.
(g)Retirement. For purposes of this Agreement, “Retirement” shall mean Participant’s termination of employment without Cause and at a time when (i) the Participant has attained age 55 with 10 or more years of service with the Company and its Affiliates, or (ii) the Participant has attained age 60 with five or more years of service with the Company and its Affiliates; provided that (A) the Participant must notify the Company at least 12 months before his/her potential retirement (this notice is not meant to be a formal notice of retirement, but it is intended to begin discussions regarding retirement to assist the Company in its succession planning) and (B) the Participant must sign an enhanced Confidentiality and Restrictive Covenant (“CRC”) Agreement that extends for two years beyond the final Vesting Date.
4.Additional Terms and Conditions of Award.
4.1.Equitable Adjustments. The outstanding and unvested RSUs shall be adjusted as necessary to prevent dilution or enlargement of a Participant’s rights hereunder in the manner contemplated by Section 4.4 of the Plan.

4.2.Withholding Taxes. As a condition precedent to the vesting of the RSUs and the delivery of shares of Common Stock hereunder, at the Company’s discretion either (i) the Participant shall pa y to the Company such amount as the Company determines is required, under all applicable federal, state, local, foreign or other laws or regulations, to be withheld and paid over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award or (ii) the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company or an Affiliate to the Participant, which may include the withholding of whole Shares which would otherwise be delivered to the Participant having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises, equal to the Required Tax Payments, in either case in accordance with such terms, conditions and procedures that may be prescribed by the Company. Notwithstanding the foregoing, if the Required Tax Payments are due prior to the date the Company determines the number of Shares that have become vested, the amount of the Required Tax Payments, including the number of shares withheld to pay such Required Tax Payments, may be based on a reasonable estimate of the number of Shares that are expected to become vested. No shares of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full. To the extent necessary for compliance with Rule 16b-3 of the Exchange Act, a determination by the Company to satisfy the Required Tax Payments by withholding Shares shall be made by the Committee if the Participant is subject to Section 16 of the Exchange Act.
4.3.Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. In addition and notwithstanding anything to the contrary in this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without Participant’s consent, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this Award. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code. For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
4.4.Compliance with Applicable Law. The RSUs are subject to the condition that if the listing, registration or qualification of the Shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares hereunder, the Shares subject to the Award shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company.
4.5.Clawback/Repayment. The RSUs shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or Committee and as in effect from time to time; and (ii) applicable law. Further, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company.
4.6.Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by the Participant, or any provision of the Agreement or the Plan, give or be deemed to give the Participant any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time.
4.7.Decisions of Board or Committee. The Committee shall have the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.
4.8.Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Participant, acquire any rights hereunder in accordance with this Agreement or the Plan.

4.9.Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to 1891 Metro Center Drive, Reston, VA 20190, and if to the Participant, to the last known mailing address of the Participant contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
4.10.Governing Law. This Agreement and all determinations made and actions taken pursuant hereto and thereto shall be governed by the laws of the Commonwealth of Virginia and construed in accordance therewith without giving effect to principles of conflicts of laws.
4.11.Nontransferability. Except as otherwise permitted under the Plan, this Agreement shall not be assignable or transferable by the Participant or by the Company (other than to successors of the Company) and no amounts payable under this Agreement, or any rights therein, shall be subject in any manner to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy, lien, attachment, garnishment, debt or other charge or disposition of any kind.
4.12.Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. The Participant hereby acknowledges receipt of a copy of the Plan.
4.13.Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, and may not be materially modified adversely to the Participant’s interest except by means of a writing signed by the Company and the Participant.
4.14.Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.
4.15.Amendment and Waiver. The Company may amend the provisions of this Agreement at any time; provided that an amendment that would materially adversely affect the Participant’s rights under this Agreement shall be subject to the written consent of the Participant. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
4.16.Global Appendix. If the Participant is subject to the laws of a jurisdiction outside of the United States of America, the Award will be subject to all applicable terms and conditions set out in Appendix C.

Appendix A

Restrictive Covenants

As a condition to the grant of the RSUs, the Participant hereby agrees to the following:
1.Certain Definitions.

a.“Confidential Information” means information, to the extent it is not a Trade Secret, that is nevertheless highly sensitive and proprietary to MAXIMUS which is possessed by or developed for MAXIMUS and which relates to MAXIMUS’ existing or potential business or business methods, which information is generally not known to the public and which information MAXIMUS seeks to protect from disclosure to its existing or potential competitors or others, including, without limitation, sensitive business information, business plans, market strategies, existing or proposed bids, pricing information, data compilations, financial or business projections, marketing plans, training information and materials, sensitive information provided by clients about their businesses, client work files, client and prospective client lists containing information about clients, client contracts and contract information, and company databases. Confidential Information also includes information received by MAXIMUS from others which MAXIMUS has an obligation to treat as confidential, including all non-public information obtained in connection with client engagements.
b.“MAXIMUS” means MAXIMUS, Inc. and any of its subsidiaries.
c.“Trade Secret” means information developed or obtained by MAXIMUS that is protected as a Trade Secret under applicable law.
d.“Work of Authorship” means any computer program, system, or database, as well as any written, graphic or other work or invention, whether published or unpublished, and whether copyrightable or not, in whatever form and in whatever media, originated solely by Participant or jointly with others, during employment by MAXIMUS (i) relating to any of MAXIMUS’ services, processes, applications or other business or technical activities or investigations; or (ii) relating to ideas, work or investigations conceived or carried on by Participant in connection with or because of employment by MAXIMUS.
2.Ownership of Intellectual Property.
In the event Participant, individually or jointly with others, originates a Work of Authorship, creates Confidential Information, or creates a Trade Secret while employed by MAXIMUS, it shall, without further payment, immediately become the property of MAXIMUS throughout the world. In addition:
a.Participant shall disclose and communicate to MAXIMUS promptly and fully all such Works of Authorship originated and Trade Secrets and Confidential Information created;
b.At all times during or after Participant’s employment by MAXIMUS, upon MAXIMUS’ request and expense, Participant shall execute patent applications, copyright applications, assignments and other documents relating to each Work of Authorship necessary or proper to vest ownership in MAXIMUS and to obtain, maintain and enforce patents, certificates of copyright registration, and other proprietary rights to the Works of Authorship throughout the world; and
c.At all times during or after Participant's employment by MAXIMUS, upon MAXIMUS’ request and expense, Participant shall give affidavits and testimony as to facts within Participant's knowledge in connection with any such Works of Authorship in any administrative proceedings, arbitration, litigation or controversy relating thereto.
d.Notwithstanding the foregoing, if Participant is employed by MAXIMUS in California, then this Agreement does not require assignment of any Work of Authorship that constitutes an invention protected by Section 2870 of the California Labor Code which is an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrate anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer.

3.Restrictions on Disclosure and Use of Confidential Information.
Participant acknowledges that his or her rendering of services to MAXIMUS and its clients necessarily requires the disclosure to Participant of Confidential Information. Participant agrees that all Confidential Information, whether original, duplicated, computerized, memorized, handwritten, or in any other form, and all information contained in any MAXIMUS records, are the sole and exclusive property of MAXIMUS. During Participant’s employment by MAXIMUS, Participant shall do what is reasonably necessary to prevent unauthorized disclosure or use of MAXIMUS’ Confidential Information. Except as required in the conduct of MAXIMUS’ business or as expressly authorized in writing on behalf of MAXIMUS, Participant shall not use or disclose, directly or indirectly, any Confidential Information during employment with MAXIMUS. In addition, at all times following the termination of Participant's employment for any reason, unless applicable law limits the time period of this restriction, in which case the time period provided by such applicable law shall apply, Participant shall not use or disclose, directly or indirectly, any Confidential Information. This prohibition does not apply to Confidential Information after it has become generally known in the industry in which MAXIMUS conducts its business, unless it became generally known through unauthorized use or disclosure by Participant or those acting in concert or participation with Participant.
This prohibition also does not prohibit Participant's use of general skills and know-how acquired during and prior to employment by MAXIMUS, as long as such use does not involve the use or disclosure of Confidential Information.
4.Protection of Trade Secrets.
Participant agrees that all Trade Secrets, whether original, duplicated, computerized, memorized, handwritten, or in any other form, and all information contained in any MAXIMUS records, are the sole and exclusive property of MAXIMUS. During Participant's employment by MAXIMUS, Participant shall do what is reasonably necessary to prevent unauthorized misappropriation or disclosure and threatened misappropriation or disclosure of MAXIMUS’ Trade Secrets. In addition, at all times following the termination of Participant's employment for any reason, unless applicable law limits the time period of this restriction, in which case the time period provided by such applicable law shall apply, Participant shall not use or disclose MAXIMUS’ Trade Secrets. Nothing in this Agreement is intended to limit MAXIMUS rights with respect to its Trade Secrets.
5.Protection and Return of Materials.
Participant will not physically remove or electronically export from any MAXIMUS location or media any copies, electronic images or originals of Confidential Information or Trade Secrets, client reports, client data, contracts, sales invoices, purchase orders, leases, pricing information, bid forms, government filings, plans, processes, technical information, training materials, valuation models, work papers, hardware, databases or disks, or other documents, electronic data or materials pertaining to MAXIMUS’ business or clients, unless required in the course of conducting the business of MAXIMUS during Participant’s employment by MAXIMUS or unless expressly authorized in writing by MAXIMUS. Immediately upon termination of employment, Participant will return to MAXIMUS, and if requested so certify in writing to MAXIMUS, all MAXIMUS’ papers, documents, things, hardware and software, including information stored for use in or with computers and software applicable to MAXIMUS’ business (and all copies thereof), which are in Participant's possession or under Participant's control, regardless whether such items contain Confidential Information or Trade Secrets, except for documents relating to Participant’s compensation and benefits that have been provided to Participant by MAXIMUS for Participant’s personal use.
6.Restrictions on Competition and Solicitation of Customers.
a.During the term of employment with MAXIMUS, Participant shall not, without the prior written approval of MAXIMUS, directly or indirectly (1) own, manage, control, participate in, consult with, render services for, or in any manner engage in any business (except for ownership of 1% or less of a class of securities of a publicly held company) that competes with the businesses of MAXIMUS; (2) induce or attempt to induce any customer, supplier, licensee, or other business relation of MAXIMUS to cease doing business with or modify its business relationship with MAXIMUS; or (3) in any way intentionally interfere with the relationship between any such customer, supplier, licensee or business relation and MAXIMUS.

b.During the twelve (12) months following the date that Participant ceases to be employed by MAXIMUS for any reason (“Restriction Period”), Participant shall not, without the prior written approval of MAXIMUS, directly or indirectly (1) own, manage, control, participate in, consult with, accept employment with, render services for, or in any manner engage in any business in the Territory (except for ownership of 1% or less of a class of securities of a publicly held company) that competes with the businesses of MAXIMUS as of the date of Participant’s termination in which Participant engaged, or with respect to which Participant had access to or possessed Trade Secrets or Confidential Information, during the one year immediately preceding Participant’s termination of employment; (2) solicit providing, or provide, services to a Customer that are the same as or similar to services that MAXIMUS provided to such Customer during the one year period preceding Participant’s termination of employment; (3) induce or attempt to induce any Customer of MAXIMUS to cease doing business with or reduce its business relationship with MAXIMUS; or (4) in any way intentionally interfere with the relationship between any such Customer, or any supplier, licensee or business relation of MAXIMUS, and MAXIMUS. Participant acknowledges that the duration and geographic scope of these restrictions on competition are fair and reasonable, based on the geographic scope of MAXIMUS’ business operations and the nature of Participant’s position with MAXIMUS. Participant acknowledges that he or she will have responsibilities for developing and maintaining Customer relationships and the goodwill of such relationships, and/or will have access to Trade Secret and/or Confidential Information of value or use to MAXIMUS’ competitors, and therefore these restrictions on Participant’s employment and business activities during the Restriction Period are fair and reasonable, and necessary for the protection of the Company’s business.
c.The “Territory” means the United States and in those countries in which both MAXIMUS is conducting its business and Participant is either engaged in conducting such business or possesses Confidential Information regarding such business in such Country. Participant acknowledges and agrees that the market served by MAXIMUS is nationwide; that MAXIMUS’ competitors and clients, present and potential, are located throughout the United States and its territories; and that the Territory of the non-competition restriction is therefore not overly broad, and is reasonable and necessary for the protection of MAXIMUS’ legitimate business interests.
d.“Customers” means the customers of MAXIMUS which (i) either were introduced to Participant by MAXIMUS or with whom Participant developed a business relationship as a result of Participant’s activities on behalf of MAXIMUS, and (ii) with or for whom during the one year period preceding Participant’s termination of employment Participant had personal contact or dealings on behalf of MAXIMUS or had direct or indirect customer relationship responsibilities.
e.If Participant is employed by MAXIMUS in California, then the restrictions in section 6(b) above shall not apply to Participant.
7.Non-Solicitation of MAXIMUS Employees.
a.Participant acknowledges that MAXIMUS has a protectable interest in maintaining a stable workforce, and in preventing the competitive exploitation of information about MAXIMUS’ employees’ identities, compensation, skill sets or performance histories.
b.If Participant is employed in any state other than California, during the Restriction Period Participant will not directly or indirectly solicit, recruit, hire or employ or assist another person or entity to solicit, recruit, hire or employ (i) any current employee of MAXIMUS or (ii) any individual who was employed by MAXIMUS during the six (6) months immediately preceding Participant’s last day of employment at MAXIMUS.
c.If Participant is employed in the state of California, during the Restriction Period Participant will not directly or indirectly solicit or recruit or assist another person or entity to solicit or induce any current employee of MAXIMUS to leave the employ of MAXIMUS to work for any competitor of MAXIMUS. If Participant is employed in California, section 7(b) shall not apply to Participant.
8.Compliance with Codes of Conduct; Non-Disparagement
Participant will comply with the MAXIMUS Standards of Business Conduct and Ethics and all other applicable policies and procedures (e) While employed by MAXIMUS and during the Restriction Period Participant shall not make any maliciously false statements that disparage or injure the reputation, business or goodwill of MAXIMUS or any of its affiliates, its shareholders, the principals of any of its shareholders, or the respective predecessors of the foregoing, or otherwise intentionally interfere with the business of MAXIMUS or its affiliates, its shareholders, the principals of any of its shareholders, or the respective predecessors of the foregoing, for the purpose of causing injuring to any of them.
9.Disclosure to Future Employer.

During Participant's employment and the Restriction Period, Participant shall disclose the existence and contents of this restrictive covenants agreement to any potential employer prior to accepting employment with that employer. MAXIMUS shall also have the right to make any future or potential employers of Participant aware of this agreement, including by providing a copy of this agreement to any future or potential employers of Participant.
10. Remedies and Equitable Relief.
a.Participant’s breach of this restrictive covenants agreement shall result in (i) the immediate forfeiture of any unvested equity awards and (ii) the rescission of any exercise, payment or delivery (including but not limited to the vesting of RSUs and PSUs) of an equity award made under the 2021 Omnibus Incentive Plan (or its successor) during the period beginning two (2) years before and ending two (2) years after such breach. Within ten (10) days after receiving written notice from MAXIMUS of such rescission, Participant shall pay to MAXIMUS the amount of any gain realized or value received by Participant as a result of the rescinded exercise, payment or delivery pursuant to an equity award.
b. Participant acknowledges that any breach of this restrictive covenants agreement may cause substantial and irreparable harm to MAXIMUS for which money damages may be an inadequate remedy. Accordingly, in the event that Participant breaches, or MAXIMUS reasonably believes that Participant is about to breach, any of the covenants of this restrictive covenants agreement, Participant agrees that MAXIMUS shall be entitled to obtain injunctive and other forms of equitable relief to prevent such breach without posting any bond or security.

Appendix C
Global Appendix

PART 1 – GENERAL
The following terms, conditions and/or notices apply to the Award if the Participant is subject to the laws of a jurisdiction outside of the United States of America.
a.Language and Translations. The documents relating to the Award are in the English language only. By accepting the Award, the Participant acknowledges that they fully understand the contents of the English language versions of these documents and that they do not need a translation.
b.Adequate Information. By accepting the Award, the Participant acknowledges that they have been given all relevant information and materials required with respect to the terms and conditions of the Award.
c.No Advice. The information and materials provided in connection with the Award do not take into account the Participant’s objectives, financial situation or needs. If the Participant does not understand the terms and conditions of the Award, or is in any doubt, the Participant should consult an independent authorized financial adviser. Neither the Company nor any Affiliate, nor any entity or person acting on their behalf has provided the Participant with any legal, investment, tax or financial advice with respect to the Participant’s participation in the Plan or the grant of the Award.
d.Employment. The grant of the Award does not form part of and does not affect or change the Participant’s employment contract or employment relationship with the Participant’s employer. The Participant is not automatically entitled to the exercise of any discretion under the Award in their favor and the Participant does not have any claim or right of action in respect of any decision, omission, or discretion which may operate to their disadvantage. The Participant also waives all rights which might arise in connection with the Award, other than the right to acquire Shares or cash (subject to and in accordance with the terms of the Award), in consideration for and as a condition of the Award. The Participant does not have any right to compensation or damages for any loss (actual or potential) in relation to the Award.
e.Internationally Mobile Employees. If the Participant is an internationally mobile employee, meaning that they are based in different jurisdictions during the course of their employment or that they are or may be subject to tax in more than one jurisdiction, the Participant is strongly encouraged to inform the Company and to speak with their own personal tax adviser regarding the tax treatment of the Award and their participation in the Plan.
f.Exchange Controls and Reporting Requirements. The Participant is solely responsible for complying with any exchange control regulations or foreign asset reporting requirements which apply to them with respect to their Award and neither the Company nor any Affiliate will be responsible for obtaining exchange control approval or making such reports on the Participant’s behalf. If the Participant fails to obtain any required exchange control approval or make such reports, neither the Company nor any Affiliate will be liable in any way for any resulting fines or penalties. The Participant should seek independent professional advice if they are unsure about their obligations as a result of their participation in the Plan and receipt of the Award.
g.Restricted Resale. Any Shares that the Participant may acquire upon settlement of the Award may be subject to restrictions on transfer and resale in the Participant’s local jurisdiction. The Participant will comply with any such restrictions, including that the Participant will not offer, sell, advertise or otherwise market the Shares (or cause any of these to occur) in circumstances which constitute any type of public offering of securities, unless an exemption applies.
h.Currency Risk. If the Award is related to any Shares and those Shares are traded in a currency which is not the official currency in the Participant’s jurisdiction, the value of the Shares may also be affected by movements in the exchange rate. Neither the Company nor any Affiliate, nor any entity or person acting on their behalf is liable for any depreciation (or other impact) on any Shares due to movements in the exchange rate or any charges imposed in relation to the conversion or transfer of money.
i.No Guarantee. Neither the Company nor any Affiliate guarantees a specified level of return on the Award or any Shares. There is a risk that any Shares subject to the Award may fall as well as rise in value. Market forces will impact the price of any such Shares and, in the worst case, the market value of the Shares may become zero. More information in relation to the Company, including the share price performance, can be found at www.maximus.com.

j.No Public Offer. The Award is being offered to the Participant in their capacity as an employee of the Company or a subsidiary. It is a private placement directed at certain key employees as selected by the Company in its sole discretion. The offering is not intended for the general public and may not be used for any public offer which requires a prospectus. The Award has not been authorized or approved by any applicable securities authorities and may have been offered pursuant to an exemption from registration in the Participant’s local jurisdiction. The regulatory bodies in the Participant’s jurisdiction accept no responsibility for the accuracy and completeness of the statements and information provided in connection with the Award and take no liability whatsoever for any loss arising from reliance upon the whole or any part of the contents of the Plan or Agreement. No prospectus or similar offering or registration document has been prepared, authorized or approved by any applicable authority in the Participant’s jurisdiction.
k.Electronic Communications. By accepting the Award, the Participant consents to receiving all communications in relation to the Award electronically, including by email or via an online portal, and also consents to contracting electronically with the Company and/or other relevant parties in relation to the Award.

PART 2 – COUNTRY-SPECIFIC WORDING

The following terms, conditions and/or notices apply to the Award based on the laws of the jurisdiction to which the Participant is subject.
1.If the Participant is subject to the laws of Australia.
Securities Laws.
Any advice given by the Company, or any of its associated bodies corporate, in connection with any Award made pursuant to the Plan does not take into account the Participant’s objectives, financial situation or needs. The Participant should consider obtaining their own financial product advice from a person who is licensed by the Australian Securities and Investments Commission to give such advice.
The Company undertakes, on request, at no charge and within a reasonable time, to provide the Participant with a full copy of the rules of the Plan.
The Shares underlying the Award are listed on the New York Stock Exchange. The market price of the Shares can be ascertained by visiting the website of the New York Stock Exchange at the following link (https://www.nyse.com/quote/XNYS:MMS) and the Australian dollar equivalent of that price by applying the prevailing USD/AUD exchange rate published by the Reserve Bank of Australia, which is accessible at the following link (http://www.rba.gov.au/statistics/frequency/exchange-rates.html.
Risk Warning.
There is a risk that the value of any Shares underlying the Award, and so the Award itself, may fall as well as rise through movement of equity markets. Market forces will impact the value of the Award made to the Participant and, at their worst, market values of any underlying Shares may become zero if adverse market conditions are encountered. As the price of any underlying Shares listed on the New York Stock Exchange are quoted in USD, the value of those Shares to the Participant may also be affected by movements in the USD/AUD exchange rate.
Data Protection.
By accepting the Award, the Participant:
a)consents to InjuryNet Australia Pty Ltd and/or MAX Solutions Pty Ltd (each, the Australian Employer), any of its related bodies corporate or any third party, collecting the personal information (including sensitive information) necessary to administer the Plan and disclosing any personal information necessary to administer the Plan to the Australian Employer, any of its related bodies corporate or any third party engaged to assist in implementing the Plan, who may be situated in or outside Australia including in jurisdictions that may not afford the Participant’s information the same level of protection as Australian laws do; and
b)acknowledges that the Australian Employer will not be required to take steps to ensure that the Australian Employer, any of its related bodies corporate or any third party engaged to assist in implementing the Plan do not breach the Australian Privacy Principles
Tax.
This is a scheme to which Subdivision 83A-C of the Income Tax Assessment Act 1997 applies, subject to the requirements in that Act.
2.If the Participant is subject to the laws of Canada.
Securities Laws.
By accepting the Award, the Participant represents and warrants to the Company that the Participant’s participation in the Plan, and the receipt of the Award, is voluntary and that the Participant has not been induced to participate by expectation of engagement, appointment, employment, continued engagement, continued appointment or continued employment, as applicable.

The Participant also acknowledges that, in addition to any restrictions on resale and transfer noted in the Plan and Agreement, Shares acquired pursuant to the Plan will be subject to certain restrictions on resale imposed by Canadian provincial securities laws (in general, residents in Canada may not resell the Shares to Canadian purchasers). Accordingly, Participants are encouraged to seek legal advice prior to any resale of such Shares.
Translations.
If the Participant is resident in Quebec, by accepting the Award, the Participant expressly requests that all documents evidencing or relating in any way to the grant of the Award (including, for greater certainty, any confirmation or any notice) will be in the English language only, and acknowledges the following:
Si vous êtes résident de Québec, vous reconnaissez, en acceptant l'allocation effectuée à votre profit, avoir expressément exigé que tous les documents relatifs à cette allocation ou s'y rapportant de quelque manière que ce soit (incluant, pour plus de certitude, toute confirmation ou tout avis) soient rédigés en anglais uniquement.
3.If the Participant is subject to the laws of the Republic of Korea.
Securities Laws.
If the Participant is employed in the Republic of Korea then, notwithstanding anything set forth in the Plan or Agreement, the Award is granted by the Company, not the local employer (if different).
4.If the Participant is subject to the laws of Singapore.
Securities Laws.
By accepting the Award, the Participant acknowledges that neither the Plan nor the Agreement have been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the Plan, the Agreement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the Shares may not be circulated or distributed, nor may the Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than pursuant to, and in accordance with the conditions of, an exemption under any provision (other than Section 280) of Subdivision (4) of Division 1 of Part XIII of the Securities and Futures Act, Chapter 289 of Singapore.
Classification.
The Award, and any Shares acquired under the Award, are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notices SFA 04-N12 and FAA-N16).